Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-276243

Prospectus Supplement

(To Prospectus Dated May 16, 2024)

CAPTIVISION INC.

Primary Offering of up to

24,204,341 Ordinary Shares

Secondary Offering of up to

38,200,001 Ordinary Shares

11,950,000 Warrants to Purchase Ordinary Shares

This Prospectus Supplement amends and supplements information contained in that certain Prospectus, dated May 16, 2024 (the “Prospectus”), relating to, among other things, (i) the resale by certain selling securityholders listed in the section of the Prospectus entitled “Selling Securityholders” of an aggregate of 38,200,001 ordinary shares, par value $0.0001 per share (“Ordinary Shares”) of Captivision Inc. (“us,” “we,” “Captivision” or the “Company”), (ii) the offer and sale by the Company of up to 23,449,990 Ordinary Shares that are issuable upon the exercise of warrants of the Company, each exercisable at $11.50 for one Ordinary Share and (iii) 754,351 Ordinary Shares for issuance upon cash exercise of Converted Options (as defined in the Prospectus) . The Company will not receive any proceeds from the sale of Ordinary Shares by the selling securityholders.

This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement supersedes information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement but not otherwise defined herein have the meanings specified in the Prospectus.

We are filing this Prospectus Supplement to reflect a liquidity update with respect to the Company and its subsidiaries. Accordingly, this Prospectus Supplement amends the disclosure in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section in the Prospectus. Except as otherwise set forth herein, this Prospectus Supplement does not impact any other disclosure in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section in the Prospectus.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 16 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 14, 2024.

Liquidity Update

Captivision Korea, Inc., a corporation (chusik hoesa) organized under the laws of South Korea and a wholly-owned subsidiary of Captivision, expects cash collections from trade receivables in the first half of 2024 to be approximately equivalent to the first half for the prior year, largely driven by receiving payments from a select number of large customer projects in the APAC region which have been previously disclosed.